|AGENCY AGREEMENT

June 28, 2017

IntelGenx Technologies Corp.
6420 Abrams
Ville Saint-Laurent, Québec
H4S 1Y2

Attention:	Horst G. Zerbe
President and Chief Executive Officer

Dear Sir:

The undersigned, Desjardins Securities Inc. (the “Lead Agent”), Laurentian Bank Securities Inc. (“Laurentian”) and Echelon Wealth Partners Inc. (“Echelon” and, collectively with the Lead Agent and Laurentian, the “Agents” and each individually, an “Agent”) understand that IntelGenx Technologies Corp. (the “Corporation”) proposes to issue and offer for sale a minimum of $5,000,000 and a maximum of $10,000,000 aggregate principal amount of Debentures (as hereinafter defined) due June 30, 2020 (the “Maturity Date”) at a price of $1,000 per Debenture (the “Offering Price”). The Debentures will bear interest at an annual rate of 8% payable semi-annually on the last day of June and December of each year (or the immediately following business day if any interest payment date would not otherwise be a business day), commencing on December 31, 2017. The Debentures will be redeemable, in whole or in part, at the option of the Corporation and each Debenture will be convertible into common shares of the Corporation (“Common Shares”) at the option of the holder at any time prior to the close of business on the earlier of the Maturity Date and the business day immediately preceding the date specified by the Corporation for redemptions of the Debentures, the whole upon and subject to the terms set forth in the Indenture (as hereinafter defined).

The description of the Debentures herein is a summary only and is subject to the specific attributes and detailed provisions of the Debentures as set forth in the Indenture. In case of any inconsistency between the description of the Debentures in this Agreement and the terms of the Debentures as set forth in the Indenture, the provisions of the Indenture shall govern.

In connection with the issue and offer for sale of the Debentures as set forth above (the “Offering”), the Corporation has (i) prepared and filed with the Autorité des marchés financiers (the “Principal Regulator”) and the other Securities Regulators (as hereinafter defined) in accordance with National Instrument 44-101 – Short Form Prospectus a preliminary short form prospectus dated April 5, 2017 (the “Preliminary Prospectus”); (ii) has addressed the comments made by the Principal Regulator, for an on behalf of itself and each of the other Securities Regulators pursuant to the Passport Procedures (as hereinafter defined); (iii) has been cleared by the Principal Regulator, for and on behalf of itself and each of the other Securities Regulators pursuant to the Passport Procedures to file the Final Prospectus (as hereinafter defined); and (iv) has received from the TSX Venture Exchange (the “TSXV”) a conditional approval letter dated May 5, 2017 to list the Debentures and the Common Shares issuable upon the conversion of the Debentures on the TSXV. The Corporation has prepared and will file, concurrently with the execution of this Agreement, the Final Prospectus and all other necessary documents in order to create, authorize and issue the Debentures and to qualify the Debentures for distribution to the public in each of the Qualifying Jurisdictions (as hereinafter defined), and will have obtained the Final Receipt (as hereinafter defined) prior to completing the Offering.

In addition, and further in connection with the Offering, (i) the Corporation has prepared and filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-1 under the U.S. Securities Act (the “Registration Statement”) containing the U.S. Prospectus, for the purpose of registering under the U.S. Securities Act the Debentures being sold in the Qualifying Jurisdictions; (ii) the Corporation has addressed the comments made by the SEC; and (iii) the SEC has declared the Registration Statement effective.

Subject to the terms and conditions set out below, the Corporation hereby appoints the Agents to act as sole agents to the Corporation, and the Agents hereby agree to act as the agents of the Corporation, to effect the sale of the Debentures on behalf of the Corporation on a best efforts basis to Purchasers (as hereinafter defined) in the Qualifying Jurisdictions. The Qualifying Jurisdictions, together with any jurisdiciton other than the United States or any other province or territory of Canada, are hereinafter referred to collectively as the “Selling Jurisdictions”. No sales of Debentures may be made to any purchaser in the United States or any province or territory of Canada other than the Qualifying Jurisdictions.

The Corporation agrees that the Selling Group (as hereinafter defined) are under no obligation to purchase any of the Debentures.

In consideration for the Agents’ services to the Corporation in connection with the Offering, the Corporation agrees to pay to the Lead Agent, on behalf of the Agents, at Closing (as hereinafter defined) an aggregate amount in cash (the “Agents’ Fee”) equal to 6% of the gross proceeds from the sale of the Debentures pursuant to the Offering. The Agents agree with the Corporation and each of them that the aggregate Agents’ Fee shall be allocated as follows: (a) 67.5% of the aggregate Agents’ Fee shall be allocated to the Lead Agent, (b) 22.5% of the aggregate Agents’ Fee shall be allocated to Laurentian, and (c) 10.0% of the aggregate Agents’ Fee shall be allocated to Echelon.

The Corporation agrees that the Lead Agent will be permitted to appoint other appropriately registered investment dealers to form a selling group to participate in the offering of the Debentures. The Corporation grants all of the rights and benefits of this Agreement to any investment dealer who is a member of any Selling Group formed by the Lead Agent and appoints the Lead Agent as representatives for all such investment dealers, and the Lead Agent hereby accepts this appointment and agrees to exercise such rights and benefits for and on behalf of all such investment dealers. The Lead Agent shall ensure that any investment dealer who is a member of any Selling Group formed by the Lead Agent pursuant to the provisions of this subsection or with whom the Lead Agent has a contractual relationship with respect to the Offering, if any, shall comply with the covenants and obligations of the Agents herein. The Lead Agent shall, however, be under no obligation to engage any sub-agent or form any Selling Group. Such other brokers and dealers, together with the Agents, are collectively referred to herein as the “Selling Group”.

ARTICLE 1
DEFINED TERMS

In addition to the terms defined above, where used in this Agreement the following terms shall have the respective meanings set out below:

“affiliate”, “distribution”, “material fact”, “material change”, “misrepresentation” and “subsidiary” have the respective meanings ascribed to such terms in the Securities Act (Québec);

“Agents” or “Agent” has the meaning given to it above;

“Agents’ Counsel” means Osler, Hoskin & Harcourt LLP;

“Agents’ Fee” has the meaning given to it above;

“Agreement” means the agreement resulting from the acceptance by the Corporation of the offer made by the Agents by this agreement, including all schedules hereto, as amended or supplemented from time to time;

“Business Day” means a day which is not a Saturday or Sunday or a statutory or civic holiday or a day on which commercial banks are not open for business in Montreal, Québec or New York City, New York;

“Canadian Securities Laws” means all applicable securities laws in each of the Qualifying Jurisdictions and the respective regulations, rules and forms thereunder together with applicable orders, rulings, instruments and published policy statements of the Securities Commissions;

“Closing” means the closing of the delivery of and payment for the Debentures;

“Closing Date” means on or about July 12, 2017 or such other date as the Corporation and the Lead Agent may agree;

“Closing Time” means 8:00 a.m. (Montreal time) on the Closing Date or such other time on the Closing Date as the Corporation and the Lead Agent may agree upon in writing;

“Confidential Information” has the meaning set out in Section 3.1;

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation” means IntelGenx Technologies Corp.;

“Corporation’s Auditors” means such firm of chartered accountants as the Corporation may have appointed or may from time to time appoint as auditors of the Corporation, including prior auditors of the Corporation, as applicable;

“Corporation’s Canadian Counsel” means McCarthy Tétrault LLP, and “Corporation’s U.S. Counsel” means Dorsey & Whitney LLP;

“Debentures” means the Debentures of the Corporation due June 30, 2020, bearing interest at an annual rate of 8% payable semi-annually on the last day of June and December each year (or the immediately following business day if any interest payment date would not otherwise be a business day), commencing on December 31, 2017, to be issued by the Corporation as contemplated by this Agreement, having the attributes corresponding in all material respects to the decriptions thereof in this Agreement and the Prospectus, pursuant to the terms of the Indenture;

“Debenture Trustee” means TSX Trust Company;

“Documents Incorporated by Reference” means all financial statements, management information circulars, annual information forms, material change reports, business acquisition reports or other documents filed by the Corporation, whether before or after the date of this Agreement, that are incorporated by reference, or deemed to be incorporated by reference pursuant to NI 44-101, into the Prospectus or any Supplementary Material;

“Echelon” has the meaning given to it above;

“FDA” has the meaning set in Section 8.1(ee);

“Final Prospectus” means the final short form prospectus dated June 29, 2017 together with Documents Incorporated by Reference therein;

“Financial Information” means the Financial Statements and any selected financial data which is the subject of the opinion of the Corporation’s Auditors, including the sections entitled “Consolidated Capitalization” and any other financial data which is the subject of the opinion of the Corporation’s Auditors or included or incorporated by reference in the Prospectus;

“Financial Statements” means the financial statements of the Corporation included in the Documents Incorporated by Reference, including the notes to such statements and any related auditors’ report on such statements;

“Indemnified Parties” has the meaning set out in Section 11.1;

“Indemnitor” has the meaning set out in Section 11.1;

“Indenture” means the trust indenture to be dated as at the Closing Date between the Corporation and the Debenture Trustee, pursuant to which the Debentures will be created and issued;

“Intellectual Property Rights” has the meaning set out in Section 8.1(cc)(i);

“Laurentian” has the meaning given to it above;

“Lead Agent” has the meaning given to it above;

“material” or “materially” means, in relation to the Corporation, material to the Corporation after giving effect to the transactions contemplated by the Prospectus or this Agreement to be completed at or prior to the Closing Time, including for greater certainty the Offering;

“Material Adverse Effect” means, any change or effect in the business, operations, results of operations, assets, capitalization, financial condition, rights or liabilities of the Corporation which is materially adverse to the business, operations or financial condition of the Corporation;

“NI 44-101” means National Instrument 44-101 – Short Form Prospectus Distributions;

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations;

“Offering” has the meaning given to it above;

“Offering Price” has the meaning given to it above;

“Passport System” means the system and procedures for prospectus filing and review under Multilateral Instrument 11-102 – Passport System adopted by the Securities Commissions (other than the Ontario Securities Commission) and National Policy 11-202 – Process for Prospectus Reviews in Multiple Jurisdictions;

“Preliminary Prospectus” means the amended and restated preliminary short form prospectus of the Corporation dated April 5, 2017, together with Documents Incorporated by Reference therein;

“Principal Regulator” means the Autorité des marchés financiers;

“Prospectus” means, collectively, the Preliminary Prospectus, the Final Prospectus and any Supplementary Material;

“Purchasers” means, collectively, each of the purchasers of Debentures offered for sale by the Selling Group pursuant to the Offering;

“Qualifying Jurisdictions” means the provinces of Québec, Ontario, Manitoba, Alberta and British Columbia;

“Registration Statement” has the meaning given to it above;

“Regulation S” means Regulation S promulgated under the U.S. Securities Act;

“SEC” has the meaning given to it above;

“Securities Commissions” means, collectively, the securities commissions or similar regulatory authorities in the Qualifying Jurisdictions;

“Securities Laws” means, unless the context otherwise requires, all Canadian Securities Laws and U.S. Securities Laws;

“SEDAR” means the system for electronic document analysis and retrieval operated by the Canadian Securities Administrators;

“Selling Group” has the meaning given to it above;

“Selling Group Member” means a member of the Selling Group other than one of the Agents;

“Selling Jurisdictions” has the meaning given to it above;

“Standard Listing Conditions” has the meaning set out in Section 9.1(a);

“Subsidiary” has the meaning set out in Section 8.1(b);

“Supplementary Material” means, collectively, any amendment to the Prospectus or U.S. Final Prospectus, any post-effective amendment to the Registration Statement, any amended or supplemental prospectus or ancillary material required to be filed under Securities Laws in connection with the distribution of the Debentures together with the Documents Incorporated by Reference therein;

“to the knowledge of the Corporation”, “the Corporation’s knowledge” and similar phrases, mean, in respect of each representation and warranty or other statement which is qualified by such phrases, that such representation and warranty or other statement is being made based upon the actual knowledge of the Corporation’s President and Chief Executive Officer, the Chief Financial Officer, the Corporate Secretary or the Manager, Intellectual Property & Legal Affairs;

“Transfer Agent” means Philadelphia Stock Transfer, Inc. in its capacity as transfer agent and registrar of the Common Shares;

“TSXV” means the TSX Venture Exchange;

“U.S.” or the “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Final Prospectus” means the U.S. Prospectus, or if any pricing or other information has been omitted from the U.S. Prospectus at the time the Registration Statement became effective as permitted by Rule 430A under the U.S. Securities Act, means the form of prospectus filed or to be filed pursuant to Rule 424(b) under the U.S. Securities Act containing such previously omitted information;

“U.S. Prospectus” means the prospectus forming part of the Registration Statement at the time it became effective, which prospectus may omit pricing and other information as permitted by Rule 430A under the U.S. Securities Act;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Securities Laws” means all applicable securities legislation in the United States, including without limitation, the U.S. Securities Act, the U.S. Exchange Act and the rules and regulations promulgated thereunder, and the rules and policies of the SEC; and

“U.S. Trust Indenture Act” means the United States Trust Indenture Act of 1939, as amended.

ARTICLE 2
PROSPECTUS

2.1

The Corporation has prepared and filed the Preliminary Prospectus in accordance with applicable Canadian Securities Laws, including NI 44-101 and the Passport System, of each of the Securities Commissions in each of the Qualifying Jurisdictions. The Principal Regulator, in its capacity as principal regulator in accordance with the Passport System, has issued a receipt in respect of the Preliminary Prospectus deeming that a receipt has been issued by the Principal Regulator and the Securities Commissions. The Corporation has been notified by the Principal Regulator that it is allowed to file the Final Prospectus.

2.2

The Corporation has prepared and will file, concurrently with the execution of this Agreement, the Final Prospectus and all other necessary documents under the securities laws of the Qualifying Jurisdictions, in order to create, authorize and issue the Debentures and to qualify the Debentures for distribution to the public in each of the Qualifying Jurisdictions, and will have obtained the Final Receipt prior to completing the Offering. In addition, if any pricing or other information was previously omitted from the U.S. Prospectus in accordance with Rule 430A under the U.S. Securities Act at the time the Registration Statement became effective, the Corporation shall prepare and will file, within the prescribed time and prior to completing the Offering, a form of final prospectus with the SEC pursuant to Rule 424(b) under the U.S. Securities Act containing any pricing or other information previously omitted from the U.S. Prospectus.

2.3

Until the date on which the distribution of the Debentures is completed, the Corporation shall use commercially reasonable efforts to promptly take, or cause to be taken, all additional steps and proceedings that may from time to time be required: (i) under Securities Laws to continue to qualify the distribution of the Debentures for sale to the public, in each of the Qualifying Jurisdictions and, if applicable, in the other Selling Jurisdictions; and (ii) under the U.S. Securities Act, to maintain the effectiveness of the Registration Statement and to ensure that, at the time of the sale of the Debentures, it does not contain any material misstatement, or omit any information necessary to make any statement contained therein not misleading, including the filing of any post-effective amendment to the Registration Statement as may be necessary.

2.4	Concurrently with the filing of the Final Prospectus, as applicable, the Corporation shall deliver to the Agents:

(a)

an opinion of Corporation’s Counsel or such other acceptable counsel, dated as of the date of the Preliminary Prospectus or the Final Prospectus, as the case may be, in form and substance satisfactory to the Agents, acting reasonably, addressed to the Agents, to the effect that the French language version of each of the Preliminary Prospectus and the Final Prospectus (including the Documents Incorporated by Reference therein), except for the Financial Information as to which no opinion need be expressed by such counsel, is, in all material respects, a complete and proper translation of the English language version thereof; and

(b)

an opinion of the Corporation’s Auditors or such other acceptable counsel, dated the date of each of the Preliminary Prospectus and the Final Prospectus, in form and substance satisfactory to the Agent, acting reasonably, addressed to the Agents, to the effect that the French language version of the Financial Information included in the Preliminary Prospectus and the Final Prospectus is, in all material respects, a complete an proper translation of the English language version thereof.

2.5	Concurrently with the filing of the Final Prospectus under Canadian Securities Laws, the Corporation shall deliver to the Agents:

(a)

a copy of the Final Prospectus, signed and certified as required by the Canadian Securities Laws applicable in the Qualifying Jurisdictions, together with any Documents Incorporated by Reference not previously filed;

(b)	a copy of any other document required to be filed by the Corporation in compliance with Canadian Securities Laws in connection therewith;

(c)

a customary “long-form” comfort letter of the Corporation’s Auditors dated as of the date of the Final Prospectus (with the requisite procedures to be completed by the Corporation’s Auditors within two Business Days of the date of the Final Prospectus) addressed to the Agent and to the directors of the Corporation in form and substance satisfactory to the Agents and Agents’ Counsel, acting reasonably, with respect to certain financial and accounting information relating to the Corporation and other numerical data in the Prospectus, including all Documents Incorporated by Reference, which letter shall be in addition to the auditors’ report incorporated by reference into the Prospectus and contained in the U.S. Final Prospectus, and any auditors’ consent letters addressed to the Securities Commissions or the SEC; and

(d)

prior to or concurrent with the filing of the Final Prospectus, copies of correspondence indicating that the applications for the listing on the TSXV of the Debentures issuable in connection with the Offering and the Common Shares issuable on the conversion of the Debentures have been approved for listing, subject only to the satisfaction by the Corporation of customary conditions as set out in the TSXV conditional approval letter in respect of the Offering.

2.6

If the Corporation is required to prepare Supplementary Material, the Corporation shall prepare and deliver promptly to the Agents a signed copy of such Supplementary Material including any Documents Incorporated by Reference therein which have not been previously delivered. Concurrently with the delivery of any Supplementary Material, the Corporation shall deliver to the Agents an updated form of “long-form” comfort letter referred to in Section 2.5(c) to the extent it is in need of updating or revision and similar opinions as to translation referred to in Sections 2.4(a) and 2.4(b) .

2.7

Delivery of the executed form of the Prospectus to the Agents shall constitute a representation and warranty by the Corporation to the Agents and, if applicable, the Selling Group Members, that as at the date of delivery:

(a)

all information and statements (except information and statements provided by or relating solely to the Agents) contained in the Prospectus and Registration Statement are true and correct in all material respects and contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Corporation and the Debentures, including the Common Shares issuable on the conversion of the Debentures;

(b)

no material fact or information has been omitted from the Prospectus or Registration Statement (except that no representation or warranty is given regarding facts or information provided by or relating solely to the Agents) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading, or not misleading in the light of the circumstances under which they were made;

(c)

such document complies in all material respects with the requirements of Canadian Securities Laws, and the Registration Statement and U.S. Final Prospectus comply in all material respects with the requirements of the U.S. Securities Act; and

(d)

except as set forth or contemplated in the Prospectus or U.S. Prospectus or any Supplementary Material or as has otherwise been publicly disclosed, there has been no material change (actual, anticipated, contemplated, proposed or, to the knowledge of the Corporation, threatened) in the business, affairs, business prospects, operations, asset liabilities (contingent or otherwise), capital of the Corporation since the end of the period covered by the Financial Statements.

2.8

Such deliveries shall also constitute the Corporation’s consent to the Agents’ and any other member of the Selling Group’s use of the Prospectus and U.S. Final Prospectus for the distribution of the Debentures in compliance with the provisions of this Agreement, Canadian Securities Laws, the U.S. Securities Act and all other applicable securities laws.

2.9

If requested by the Agents, the Corporation shall deliver or cause to be delivered, without charge to the Agents or, if applicable, the Selling Group Members, commercial copies of the Final Prospectus and any Supplemental Material, and will use its commercially reasonable efforts to ensure that such commercial copies are delivered to such addresses as the Agents and, if applicable, the Selling Group Members may reasonably request as soon as possible and, in the case of the Final Prospectus, on or before a date which is two Business Days after the filing of the Final Prospectus in the Qualifying Jurisdictions.

2.10

The Agents shall after the Closing Date give prompt written notice to the Corporation when, in the opinion of the Agents, it has completed the distribution and offering of the Debentures and of the total proceeds realized in each of the Qualifying Jurisdictions.

ARTICLE 3
DUE DILIGENCE

3.1

Prior to the filing of the Final Prospectus, any U.S. Final Prospectus and any Supplementary Material (other than any material filed prior to the date hereof and incorporated by reference therein), the Corporation will allow the Agents and the Selling Group Members to participate in the preparation of the Final Prospectus, any U.S. Final Prospectus, any Supplementary Material and shall allow the Agents and the Selling Group Members to conduct all due diligence which it may reasonably require to conduct in order to fulfill their obligations, in order to enable the Agents to responsibly execute the certificate required to be executed by the Agents in the Prospectus and any applicable Supplementary Material. All information provided to the Agents and the Selling Group Members which is not in the public domain (the “Confidential Information”) will be kept confidential by the Agents and the Selling Group Members and such Confidential Information will not be used or disclosed by the Agents, the Selling Group Members or their respective representatives for any purpose other than the Agents’ and the Selling Group Members’ due diligence review.

ARTICLE 4
COVENANTS AND REPRESENTATIONS OF THE AGENT

4.1

The Agents (for and on behalf of the Agents and the other members of the Selling Group) represent and warrant to, and covenant with, the Corporation, acknowledging that the Corporation is relying upon such representations, warranties and covenants in acting hereunder that each of the Agents and each other member of the Selling Group, as applicable:

(a)

has complied and will comply, and shall require any other member of the Selling Group to comply, with Securities Laws in connection with the distribution of the Debentures, shall ensure that each member of the Selling Group agrees to comply with the covenants and obligations given by the Agents herein, to the extent applicable, and shall offer the Debentures in the Selling Jurisdictions directly and through the Selling Group only upon the terms and conditions set out in the Prospectus and this Agreement. The Agents agree to obtain such an agreement of each member of the Selling Group. The Agents will offer and sell, and shall require any member of the Selling Group to offer and sell, the Debentures only in the Selling Jurisdictions where they may be lawfully offered for sale or sold;

(b)

by its execution of this Agreement, certifies that each of the Agents is not a person or company in respect of which the Corporation is a “connected issuer” or a “related issuer” within the respective meanings of those terms in National Instrument 33-105 – Underwriting Conflicts of the Canadian Securities Administrators;

(c)

shall not, and shall require each member of the Selling Group to agree to not, directly or indirectly, sell or solicit offers to purchase the Debentures or distribute or publish any offering circular, prospectus, form of application, advertisement or other offering materials in any country or jurisdiction so as to require registration or filing of a prospectus with respect thereto or compliance by the Corporation with regulatory requirements (including any continuous disclosure obligations) under the laws of, or subject the Corporation (or any of its directors, officers or employees) to any inquiry, investigation or proceeding of any securities regulatory authority, stock exchange or other authority in, any jurisdiction (other than the filing of the Preliminary Prospectus, the Final Prospectus, the U.S. Final Prospectus, or any Supplementary Material in the Qualifying Jurisdictions or with the SEC);

(d)

shall use all commercially reasonable best efforts to complete and to cause the members of the Selling Group to complete the distribution of the Debentures as soon as practicable and the Agents shall advise the Corporation in writing when, in the opinion of the Agents, it has completed the distribution of the Debentures and provide a breakdown of the number of Debentures distributed and proceeds received in each of the Qualifying Jurisdictions where such breakdown is required for the purpose of calculating fees payable to the Securities Commissions (which breakdown shall be provided not later than three Business Days prior to the applicable fee payment deadline);

(e)

shall deliver a copy of the Prospectus to each Purchaser in Canada and shall notify each Purchaser that the Debentures it has acquired have been registered under the U.S. Securities Act pursuant to the Registration Statement in accordance with the applicable requirements of the U.S. Securities Act;

(f)

in the case of electronic delivery of the Prospectus, comply with the provisions of National Policy 11-201 - Electronic Delivery of Documents of the Canadian Securities Administrators and provide written confirmation of such delivery promptly following completion thereof;

(g)	holds all licenses and permits that are required for carrying on its business in the manner in which such business has been carried on;

(h)	has good and sufficient right and authority to enter into this Agreement and complete the transactions contemplated under this Agreement on the terms and conditions set forth herein; and

(i)	is duly and appropriately registered under the securities laws of the Selling Jurisdictions so as to permit it to lawfully fulfil its obligations hereunder.

ARTICLE 5
MARKETING MATERIALS

5.1

Until the Closing or termination of this Agreement, the Corporation and the Agents shall approve in writing (prior to such time that marketing materials are first provided to potential investors) any marketing materials (and amendments thereto) reasonably requested to be provided by the Agents to any potential investor of Debentures, such marketing materials to comply with Securities Laws. The Agents shall provide a copy of any marketing materials used in connection with the Offering to the Corporation in accordance with this Section 5.1 at the latest on or before the day the marketing materials are first provided to any potential investor of Debentures. The Corporation shall file a template version of such marketing materials with the Securities Commissions as soon as reasonably practicable after such marketing materials are so approved in writing by the Corporation and the Agents, and in any event on or before the day the marketing materials are first provided to any potential investor of Debentures, and such filing shall constitute the Agents’ authority to use such marketing materials in connection with the Offering. Any comparables shall be redacted from the template version in accordance with NI 44-101 prior to filing such template version with the Securities Commissions and a complete template version containing such comparables and any disclosure relating to the comparables, if any, shall be delivered to the Securities Commissions by the Corporation.

5.2	The Corporation and the Agents (for and on behalf of the Agents and the other members of the Selling Group), on a joint (and not solidary, nor joint and several) basis, covenant and agree:

(a)

not to provide any potential investor of Debentures with any marketing materials unless a template version of such marketing materials has been filed by the Corporation with the Securities Commissions on or before the day such marketing materials are first provided to any potential investor of Debentures;

(b)

not to provide any potential investor with any materials or information in relation to the distribution of the Debentures or the Corporation other than (i) such marketing materials that have been approved and filed in accordance with this Article 5; (ii) the Prospectus; and (iii) any standard term sheets approved in writing by the Corporation and the Agents; and

(c)

that any marketing materials approved and filed in accordance with this Article 5 and any standard term sheets approved in writing by the Corporation and the Agents, shall only be provided to potential investors in the Selling Jurisdictions where the provision of such marketing materials or standard term sheets does not contravene Securities Laws.

The Corporation covanants and agrees to file with the SEC pursuant to Rule 433 under the U.S. Securities Act any marketing materials or other materials required to be so filed as a “free writing prospectus” within the time required by such rule.

The Agents (for and on behalf of the Agents and the other members of the Selling Group) covenant and agree to comply with Securities Laws in connection with the provision of marketing materials to potential investors, including by sending, as soon as practicable following the filing of the Prospectus with the Securities Commissions in each of the Qualifying Jurisdictions, a copy of the Prospectus to each person that previously received marketing materials and expressed an interest in purchasing Debentures.

ARTICLE 6
MATERIAL CHANGE DURING DISTRIBUTION

6.1

The Corporation will promptly notify the Agents in writing if, prior to termination of the distribution of the Debentures, there shall occur any material change or change in a material fact contained in the Prospectus, the U.S. Final Prospectus, the Registration Statement or any Supplementary Material or any event or development involving a prospective material change or a change in a material fact or any other material change concerning the Corporation or any other change which, in each case, is of such a nature as to result in, or could be considered reasonably likely to result in, a misrepresentation in the Prospectus, the U.S. Final Prospectus, the Registration Statement or any Supplementary Material, as they exist immediately prior to such change, or could render any of the foregoing, as they exist immediately prior to such change, not in compliance with any Securities Laws.

6.2

During the period of distribution of the Debentures, the Corporation will promptly notify the Agents in writing with full particulars of any such change referred to in the preceding paragraph and the Corporation shall, to the satisfaction of the Agents, acting reasonably, provided that each of the Agents has taken all actions required by it hereunder to permit the Corporation to do so, file promptly and, in any event, within all applicable time limitation periods with the Securities Commissions or the SEC a new Prospectus, the U.S. Final Prospectus, post-effective amendment to the Registration Statement or other Supplementary Material, as the case may be, or material change report as may be required under the Securities Laws and shall comply with all other applicable filing and other requirements under Securities Laws including any requirements necessary to qualify the distribution of the Debentures and shall deliver to the Agents as soon as practicable thereafter its reasonable requirements of conformed or commercial copies of any such new Prospectus or, if required, other Supplementary Material. Subject to its obligations under Securities Laws, the Corporation will not file any such new amended disclosure documentation or material change report without first obtaining the written approval of the form and content thereof by the Agents, which approval shall not be unreasonably withheld or delayed.

6.3

The Corporation will in good faith discuss with the Agents as promptly as possible any circumstance or event which is of such a nature that there is or reasonably ought to be consideration given as to whether there may be a material change or change in a material fact or other change described in paragraph 6.1.

6.4

If during the period of distribution of the Debentures, there shall be any change in the Securities Laws which, in the reasonable opinion of the Agents, requires the filing of Supplementary Material, the Corporation shall, to the satisfaction of the Agents, acting reasonably, promptly prepare and file such Supplementary Material with the appropriate securities regulatory authority in each of the Qualifying Jurisdictions and with the SEC, or in any other Selling Jurisdictions where such filing is required.

ARTICLE 7
CLOSING

7.1

The Closing shall be completed at the Closing Time via electronic means or at the offices of the Corporation’s Counsel in Montreal, or at such other place as the Lead Agent, for and on behalf of itself and the other members of the Selling Group, and the Corporation may agree upon. At or prior to the Closing Time, the Corporation shall arrange for an instant deposit of Debentures to or for the account of the Agents with CDS Clearing and Depository Services Inc. (“CDS”) against payment by the Agents to the Corporation of the proceeds from the sale of such Debentures net of the Agents’ Fee, payable in cash and expenses of the Agents and the other members of the Selling Group payable under Article 12, in lawful money of Canada by wire transfer. The Agents shall contemporaneously deliver a receipt for such Debentures and the Agents’ Fee and expenses.

ARTICLE 8
REPRESENTATIONS, WARRANTIES
AND COVENANTS OF THE CORPORATION

8.1

The Corporation hereby represents and warrants to the Agents (for and on behalf of the Agents and the other members of the Selling Group) and acknowledges that the Agents (for and on behalf of the Agents and the other members of the Selling Group) are relying upon such representations and warranties in acting hereunder that:

(a)

Reporting Issuer and TSXV Status. The Corporation is a “reporting issuer” (a) in the Qualifying Jurisdictions, and (b) is not in default of any requirement of applicable Securities Laws in any material respect. The Corporation is not in material default of any requirement of such legislation or of any corporate or administrative policies including, without limitation, the Delaware General Corporation Law, and is in all material respects in compliance with the by-laws, rules and regulations of the TSXV.

(b)

No Subsidiaries. The Corporation has no direct or indirect subsidiaries and does not own any securities of any entity (excluding portfolio investments) other than securities in the capital of IntelGenx Corp. (“Subsidiary”) and 6544631 Canada Inc. which are held as follows: (a) the Corporation holds 100% of the outstanding securities of 6544631 Canada Inc. except for the exchangeable shares in the capital of 6544631 Canada Inc. which are not held by the Corporation and which are exchangeable by their holders, on a one for one basis, into Common Shares; (b) 6544631 Canada Inc. holds all of the outstanding securities of IntelGenx Corp.; and (c) no other person has any other right, option or agreement to acquire any securities of such subsidiaries. Each of the subsidiaries of the Corporation are duly incorporated and authorized to carry on business in the jurisdiction in which it carries on business or owns property where so required by the laws of the jurisdiction.

(c)	Domestic Issuer. The Corporation is a “domestic issuer” (as defined in Rule 902(e) of Regulation S under the U.S. Securities Act).

(d)

U.S. Reporting Issuer; Compliance with U.S. Securities Laws. The common shares of the Corporation are registered under Section 12(g) of the U.S. Exchange Act and the Corporation has timely filed all required reports under the U.S. Exchange Act with the SEC and such filings are accurate and complete, and comply with all applicable form requirements, in all material respects. The Corporation meets all applicable qualification requirements to file a registration statement on Form S-1 with the SEC as a “smaller reporting company”. The Registration Statement has been declared effective by the SEC and no “stop order” has been issued suspending its effectiveness. The Indenture has been duly qualified under the U.S. Trust Indenture Act, or is exempt from or not subject to the qualification requirements of the U.S. Trust Indenture Act.

(e)	Short Form Eligibility. The Corporation is eligible to file a short form prospectus under NI 44-101 in each of the Qualifying Jurisdictions.

(f)

Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Prospectus, when they were filed with the Securities Commissions in each of the Qualifying Jurisdictions, conformed in all material respects to the requirements of the Canadian Securities Laws and, to the extent applicable, the U.S. Exchange Act; and any further documents to be incorporated by reference in the Prospectus prior to the completion of the distribution of the Debentures, when such documents are so filed, will conform in all material respects to the applicable requirements of the Canadian Securities Laws and, to the extent applicable, the U.S. Exchange Act, and will not contain a misrepresentation within the meaning of Canadian Securities Laws or an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or not misleading in the light of the circumstances under which they were made.

(g)

No voting agreement. No agreement to which the Corporation is a party or of which the Corporation is aware is in force or effect which in any manner affects the voting or control of any of the securities of the Corporation.

(h)

Reports and Documents, etc. There are no reports or information that in accordance with the requirements of the Canadian Securities Laws, the U.S. Securities Act or the U.S. Exchange Act must be made publicly available in connection with the Offering that have not been made publicly available as required. There are no contracts or documents required to be filed with the Securities Commissions in the Qualifying Jurisdictions or with the SEC in connection with the Prospectus, the U.S. Final Prospectus or the Registration Statement that have not been filed as required pursuant to the Canadian Securities Laws, the U.S. Securities Act or the U.S. Exchange Act.

(i)

Liabilities. The Corporation has no liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, which are not disclosed or referred to in the Financial Statements or referred to or disclosed herein, other than liabilities, obligations, or indebtedness or commitments (i) incurred in the normal course of business, or (ii) which would not reasonably be expected to have a Material Adverse Effect.

(j)

Distribution of Offering Material by the Corporation. The Corporation has not distributed and will not distribute, prior to the completion of the Agents’ distribution of the Debentures, any offering material in connection with the Offering and sale of the Debentures other than the Prospectus and any marketing materials in accordance with Section 5.1.

(k)

Authorization. This Agreement has been duly authorized, executed and delivered by the Corporation. As of the Closing Date, the Indenture will have been duly authorized, executed and delivered by, and will be a valid and binding agreement of, the Corporation, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(l)

No Material Adverse Change. Since the respective dates as of which information is given in the Prospectus and the U.S. Final Prospectus: (i) there has been no change, or any development that could reasonably be expected to result in a change, in the condition, financial or otherwise, or in the earnings/losses, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Corporation which would give rise to a Material Adverse Effect, (ii) the Corporation has not incurred any material liability or obligation, indirect, direct or contingent nor entered into any material transaction or agreement, and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Corporation on any class of share capital or repurchase or redemption by the Corporation of any class of share capital. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Corporation has not sent or received any communication regarding termination of, or intent not to renew, any of the contracts, agreements or customer relationships referred to or described in the Prospectus or the U.S. Final Prospectus, or referred to or described in any Document Incorporated by Reference.

(m)

Independent Accountants. Richter LLP (“Richter”), which has delivered its report with respect to the Financial Statements, is a firm of independent public, certified public or chartered accountants as required by the applicable Canadian Securities Laws and satisfies the accountant independence requirements of Rule 2-01 of Regulation S-X under the U.S. Securities Exchange Act and the applicable rules of the U.S. Public Company Accounting Oversight Board. There has not been any “reportable event” (as that term is defined in National Instrument 51-102 Continuous Disclosure Obligations of the Canadian Securities Administrators) with Richter or any other prior auditor of the Corporation.

(n)

Preparation of the Financial Statements. The Financial Statements included or incorporated by reference in the Prospectus present fairly, in all material respects, the financial position of the Corporation as of and at the dates indicated and the results of its operations and cash flows for the periods specified. Such Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements are required by the Canadian Securities Laws to be included or incorporated by reference in the Prospectus. The financial data set forth in the Prospectus fairly present, in all material respects, the information set forth therein on a basis consistent with that of the Financial Statements.

(o)

Incorporation and Good Standing of the Corporation. The Corporation has been duly incorporated and is validly existing as a Corporation and in good standing under the laws of Delaware and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement and the Indenture. The Corporation is duly qualified as a corporation, foreign corporation, or extra-provincial corporation, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.

(p)

Minute Books. The corporate records and minute books of the Corporation that have been made available to the Agents and Agents’ Counsel contain, in all material respects, complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since January 1, 2014, and originals or copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders of the Corporation other than at a meeting.

(q)	Capitalization and Other Share Capital Matters.

(i)	The authorized, issued and outstanding share capital of the Corporation is as set forth in the Prospectus under the caption “Description of Capital”.

(ii)	The Debentures conform in all material respects to the description thereof contained in the Prospectus and the U.S. Final Prospectus.

(iii)

The Debentures to be sold by the Corporation have been duly authorized for issuance and sale and, when issued and delivered by the Corporation and authenticated by the Debenture Trustee in the manner required by the Indenture on the Closing Date, will be validly issued, fully paid and non-assessable, and will constitute valid and binding obligations of the Corporation enforceable in accordance with their terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and the issuance and sale of the Debentures is not subject to any pre-emptive rights, rights of first refusal or other similar rights to subscribe for or purchase the Debentures created by law or the Corporation.

(iv)

The Common Shares underlying the Debentures have been duly authorized and reserved for issuance pursuant to the terms of the Debentures, and when issued by the Corporation upon valid conversion of the Debentures and payment of the exercise price therefor, will be duly and validly issued, fully paid and non-assessable, and the issuance of the Common Shares is not subject to any pre-emptive rights, rights of first refusal or other similar rights to subscribe for or purchase the securities of the Corporation created by law or the Corporation.

(v)

The Debentures and the underlying Common Shares, when issued and delivered against payment therefor as provided herein, will be free of any restriction upon the voting or transfer thereof pursuant to the Corporation’s articles or by-laws or any agreement or other instrument to which the Corporation is a party.

(r)

No Applicable Registration or Other Similar Rights. There are no persons with registration or other similar rights to have any equity or debt securities registered or qualified for sale under the Prospectus or included in the Offering who have not waived such rights in writing (including electronically) prior to the execution of this Agreement.

(s)

Options and Warrants to Purchase Securities. Except as described in the Prospectus, there are no authorized or outstanding options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any Common Shares of the Corporation, granted by the Corporation.

(t)

Stock Exchange Listings. The Corporation’s outstanding Common Shares are listed and posted for trading on the TSXV under the symbol “IGX” and are traded on the OTCQX under the symbol “IGXT” and no order to cease trading or suspending trading in the Common Shares or prohibiting the trading of any Common Shares is in force and no proceedings for such purpose are pending or, to the knowledge of the Corporation, threatened.

(u)

Directors and Officers. To the knowledge of the Corporation, none of the current directors or officers of the Corporation are now, or have ever been, subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public corporation or of a corporation listed on a particular stock exchange.

(v)	Transfer Agent. The Transfer Agent has been duly appointed as registrar and transfer agent for the Common Shares of the Corporation.

(w)

Debenture Trustee. The Debenture Trustee has been duly appointed as debenture trustee under the Indenture for the Debentures of the Corporation. The Debenture Trustee is qualified to act as trustee under the Indenture in accordance with the requirements of the U.S. Trust Indenture Act, or is exempt from or not subject to such trustee qualification requirements.

(x)

Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. The Corporation is not in violation of its articles or by-laws, and is not in default (nor would it be, with the giving of notice or lapse of time, in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, guarantee, contract, franchise, lease or other instrument to which the Corporation is a party or by which it is bound (including, without limitation, any credit agreement, guarantee, indenture, pledge agreement, security agreement or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness of the Corporation, if any), or to which any of the property or assets of the Corporation is subject (each, an “Existing Instrument”), except for such Defaults as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. The Corporation’s execution, delivery and performance of this Agreement and the Indenture, the consummation of the transactions contemplated hereby and thereby and by the Prospectus and the issuance and sale of the Debentures (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the constating documents or the by-laws of the Corporation, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Corporation pursuant to, or require the consent of any other party to, any Existing Instrument except for such conflicts, breaches, Defaults or a Debt Repayment Triggering Event as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect and (iii) will not result in any material violation of any law, administrative regulation or administrative or court decree applicable to the Corporation. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Corporation’s execution, delivery and performance of this Agreement, the Indenture and the consummation of the transactions contemplated hereby and by the Prospectus, except such as have been obtained or made or, as contemplated by this Agreement, will be obtained or made, by the Corporation and are in full force and effect. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Corporation.

(y)	ERISA. The U.S. Employee Retirement Income Security Act of 1974 (“ERISA”) does not apply to the Corporation.

(z)

No Material Actions or Proceedings. Except as described in the Prospectus and the U.S. Final Prospectus, there are no legal or governmental actions, suits, claims, investigations or proceedings pending or, to the Corporation’s knowledge, threatened or contemplated (i) against or affecting the Corporation, (ii) which have as the subject thereof any officer or director (in his or her capacity as such) of, or property owned or leased by, the Corporation or (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable expectation that such action, suit or proceeding will be determined adversely to the Corporation or such officer or director, (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the consummation of the transactions contemplated by this Agreement and (C) any such action, suit or proceeding is or would be material in the context of the sale of the Debentures. Except as described in the Prospectus and the U.S. Final Prospectus, no material labour dispute with the employees or independent contractors of the Corporation exists or, to the Corporation’s knowledge, is threatened or imminent.

(aa)

Employment Standards, Human Rights Legislation. Except as disclosed in the Prospectus and the U.S. Final Prospectus, there are no outstanding complaints against the Corporation before any government employment standards branch, tribunal or human rights tribunal, nor, to the knowledge of the Corporation, are there any threatened material complaints or any occurrence that may reasonably be expected to lead to a material complaint, in each case under any human rights legislation or employment standards legislation. Except as disclosed in the Prospectus and the U.S. Final Prospectus, there are no outstanding decisions or settlements or pending settlements under any employment standards legislation that place any obligation upon the Corporation to do or to refrain from doing any act. The Corporation is not delinquent in any material respect in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it or amounts required to be reimbursed to such employees, consultants or independent contractors, and all such amounts have been properly accrued in the books and records of the Corporation in all material respects. The Corporation is in compliance in all material respects with all applicable laws related to employment, including those related to wages, hours and the payment and withholding of taxes and other sums as required by law and has not and is not engaged in any unfair labour practice.

(bb)

Proposed Acquisition. There are no material agreements, contracts, arrangements or understandings (written or oral) with any persons relating to the acquisition or proposed acquisition by the Corporation of any material interest in any business (or part of a business) or corporation, nor are there any other specific contracts or agreements (written or oral) in respect of any such matters in contemplation.

(cc)	Intellectual Property Rights.

(i)

Except as disclosed in the Prospectus and the U.S. Final Prospectus, the Corporation or Subsidiary, as applicable, is the sole and exclusive owner of all right, title and interest in and to, or has a valid and enforceable right to use pursuant to a written license, all trademarks, trade names, service marks, patents, patent applications, other patent rights, copyrights, domain names, software, inventions, processes, databases, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar intellectual property rights, whether registered or unregistered and in any jurisdiction (collectively, “Intellectual Property Rights”) reasonably necessary to conduct its businesses as now conducted or proposed to be conducted as described in the Prospectus, free and clear of all liens and encumbrances.

(ii)

Except as disclosed in the Prospectus and the U.S. Final Prospectus, to the knowledge of the Corporation, the Corporation’s business as now conducted or proposed to be conducted as described in the Prospectus, does not infringe, conflict with or otherwise violate any Intellectual Property Rights of others, and neither the Corporation nor the Subsidiary has received, or has been threatened with, any notice of infringement or conflict with asserted Intellectual Property Rights of others, or any facts or circumstances which would render any Intellectual Property Rights invalid or inadequate to protect the interest of the Corporation therein.

(iii)	To the knowledge of the Corporation, there is no infringement by third parties of any Intellectual Property Rights owned by the Corporation or the Subsidiary, as applicable.

(iv)

Except as disclosed in the Prospectus and the U.S. Final Prospectus, there is no pending or, to the knowledge of the Corporation, threatened action, suit, proceeding or claim relating to Intellectual Property Rights owned by the Corporation or the Subsidiary, as applicable.

(v)

Except as disclosed in the Prospectus and the U.S. Final Prospectus, neither the Corporation nor the Subsidiary is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity.

(vi)

All licenses for Intellectual Property Rights owned or used by the Corporation or the Subsidiary, as applicable, are valid, binding upon and enforceable by or against the Corporation or the Subsidiary, as applicable, and, to the Corporation’s knowledge, against the parties thereto in accordance with their terms.

(vii)

None of the technology employed by the Corporation or the Subsidiary, as applicable, has been obtained or is being used by the Corporation or the Subsidiary, as applicable, in violation of any contractual obligation binding on the Corporation or the Subsidiary, as applicable, or, to the Corporation’s knowledge, any of its officers, directors or employees or otherwise in violation of the rights of any third party.

(viii)

Except as would not result in a Material Adverse Effect, all assignments from inventors to the Corporation have been obtained and filed with the appropriate patent offices for all of the Corporation’s patent applications.

(ix)

Except as would not reasonably be expected to result in a Material Adverse Effect, the Corporation or the Subsidiary, as applicable, does not have knowledge of any claims of third parties to any ownership interest or unregistered lien with respect to the Corporation’s or the Subsidiary, as applicable, or its licensors’ patents and patent applications.

(x)

Except as disclosed in the Prospectus and the U.S. Final Prospectus, the Corporation does not know of any facts which would form a basis for a finding of unenforceability or invalidity of any of the patents, trademarks or service marks of the Corporation or the Subsidiary, as applicable.

(xi)	The Corporation does not know of any material defects of form in the preparation or filing of the patent applications of the Corporation or the Subsidiary, as applicable.

(xii)

To the knowledge of the Corporation, the Corporation or the Subsidiary, as applicable, has complied with the U.S. Patents and Trademark Office duties of candor and disclosure for each patent and patent application of the Corporation.

(xiii)

Except as disclosed in the Prospectus and the U.S. Final Prospectus, the Corporation does not know of any fact with respect to the patent applications of the Corporation or the Subsidiary, as applicable, presently on file that (A) would preclude the issuance of patents with respect to such applications, (B) would lead it to conclude that such patents, when issued, would not be valid and enforceable in accordance with applicable regulations or (C) would result in a third party having any rights in any patents issuing from such patent applications.

(xiv)

The Corporation has taken all commercially reasonable steps to protect, maintain and safeguard each of its rights in all Intellectual Property Rights, including to its knowledge, the execution of appropriate nondisclosure and confidentiality agreements.

(dd)	Change in Legislation. Except as described in the Prospectus, the Corporation is not aware of any legislation, or proposed legislation, which it reasonably expects will have a Material Adverse Effect.

(ee)	FDA, Health Canada and Other Regulatory Authorities.

(i)

Except as disclosed in the Prospectus and the U.S. Final Prospectus, the Corporation or the Subsidiary, as applicable, holds all licenses, certificates, approvals and permits from all provincial, federal, state, United States, foreign and other regulatory authorities, including but not limited to the United States Food and Drug Administration (the “FDA”), Health Canada (“HC”), the European Medicines Agency (the “EMA”) and any foreign regulatory authorities performing functions similar to those performed by the FDA, HC and the EMA, that are material to the conduct of the business of the Corporation as such business is now conducted as described in the Prospectus, all of which are valid and in full force and effect and there is no proceeding pending or, to the knowledge of the Corporation, threatened which may cause any such license, certificate, approval or permit to be withdrawn, cancelled, suspended or not renewed.

(ii)

Nothing has come to the attention of the Corporation that has caused the Corporation to believe that the completed studies, tests, preclinical studies and clinical trials conducted by or on behalf of the Corporation that are described in the Prospectus were not conducted, in all material respects, in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products or product candidates comparable to those being developed by the Corporation or the Subsidiary, as applicable; or that the drug substances used in the clinical trials have not been manufactured, in all material respects, under “current good manufacturing practices”, when required, in the United States, Canada and other jurisdictions in which such clinical trials have been and are being conducted.

(iii)

No filing or submission to the FDA, HC, the EMA or any other regulatory body, that was or is intended to be the basis for any approval of the Corporation’s products or product candidates, to the knowledge of the Corporation, contains any material omission or material false information.

(iv)

Neither the Corporation nor the Subsidiary, as applicable, is not in violation in any material respect, of any material law, order, rule, regulation, writ, injunction or decree of any court or governmental agency or body, applicable to the investigation of new drugs in humans and animals, including, but not limited to, those promulgated by the FDA, HC or the EMA.

(ff)

Clinical Trials. The descriptions in the Prospectus of the results of the clinical trials referred to therein are consistent in all material respects with such results and no other studies or other clinical trials whose results are known to the Corporation are materially inconsistent with or otherwise materially call into question the results described or referred to in the Prospectus. To the Corporation’s knowledge, the studies, tests and preclinical and clinical trials conducted by or on behalf of the Corporation were and, if still pending, are, in all material respects, being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable laws and authorizations.

(gg)

All Necessary Permits, etc. The Corporation or the Subsidiary, as applicable, possesses such valid and current certificates, authorizations or permits issued by the appropriate federal, provincial, state, local or foreign regulatory agencies or bodies necessary to conduct its business, as now conducted, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, result in a Material Adverse Effect, and the Corporation has not received, nor has any reason to believe that it will receive, any notice of proceedings relating to the revocation or modification of, or non- compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(hh)

Title to Properties. The Corporation has good and marketable title to all property and other assets reflected as owned by it in the Financial Statements, in each case (except as disclosed in the Prospectus and the U.S. Final Prospectus) free and clear of any security interests, mortgages, liens, encumbrances, equities, adverse claims and other defects except those that do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Corporation. The real property, improvements, equipment and personal property held under lease by the Corporation are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the conduct of the business of the Corporation.

(ii)

Tax Law Compliance. The Corporation has filed all United States federal, Canadian federal and all other foreign, provincial, state, local or other income and franchise tax returns required to be filed by it or has properly requested extensions thereof, other than those tax returns where the failure to file would not result in a Material Adverse Effect, and has paid all taxes and any similar assessment, including interest and penalties applicable thereto, that are due and payable by it, other than those being contested in good faith and by appropriate proceedings, those as to which adequate reserves have been provided or those where failure to pay would not, individually or in the aggregate, result in a Material Adverse Effect.

(jj)

Insurance. The Corporation maintains insurance covering the properties, operations, personnel and business of the Corporation in such amounts and with such deductibles and covering such risks as are reasonably adequate and customary for its business. The Corporation has no knowledge that it will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Effect. The Corporation has not been denied any insurance coverage which it has sought or for which it has applied in the past two years.

(kk)

Working Capital. To the Corporation’s knowledge and taking into account the available working capital and the net proceeds receivable by the Corporation following the sale of the Debentures, the Corporation has sufficient working capital for its present requirements for a period of at least 12 months from the date of the Prospectus.

(ll)	Related Party Transactions. There are no material business relationships or related-party transactions required to be described in the Prospectus which have not been described in the Prospectus.

(mm)

Sarbanes-Oxley Act. The Corporation is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the commission thereunder. There is and has been no failure on the part of the Corporation or any of its directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith, including, without limitation, Section 402 related to loans;

(nn)

Statistical and Market-Related Data. The statistical, demographic and market- related data included in the Prospectus are based on or derived from sources that the Corporation believes to be reliable and accurate in all material respects or represent the Corporation’s good faith estimates that are made on the basis of data derived from such sources.

(oo)	Compliance with Environmental Laws.

(i)

Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Corporation is not in violation of any federal, provincial, state, local, municipal or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”);

(ii)

Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Corporation has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements;

(iii)

there are no pending or, to the knowledge of the Corporation, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Corporation; and

(iv)

to the knowledge of the Corporation, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean- up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Corporation relating to Hazardous Materials or any Environmental Laws.

(pp)

Brokers. Except pursuant to this Agreement, the Corporation has incurred no liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or by the Prospectus.

(qq)

No Outstanding Loans or Other Extensions of Credit. The Corporation has not extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit, in the form of a personal loan, to or for any shareholder, director or executive officer (or equivalent thereof) of the Corporation and which remains outstanding.

(rr)

Compliance with Laws. The Corporation has not been advised, and has no reason to believe, that it is not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, except where failure to be so in compliance would not result in a Material Adverse Effect.

(ss)

Foreign Corrupt Practices Acts. Neither the Corporation nor, to the knowledge of the Corporation, any director, officer, agent, employee, affiliate or other person acting on behalf of the Corporation is aware of or has made any contribution or other payment or taken any action, directly or indirectly, that has resulted or would result in a violation of the Foreign Corrupt Practices Act of 1977 (United States), as amended, and the rules and regulations thereunder (the “FCPA”), and the Corruption of Foreign Public Officials Act (Canada) (the “CFPOA”) including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any “foreign public official” (as such term is defined in the CFPOA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the CFPOA.

(tt)

Money Laundering Laws. The operations of the Corporation are, and have been conducted at all times, in compliance with all material applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (United States), as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Corporation with respect to the Money Laundering Laws is pending or, to the knowledge of the Corporation, threatened.

(uu)

OFAC. Neither the Corporation nor, to the knowledge of the Corporation, any director, officer, agent, employee, affiliate or person acting on behalf of the Corporation is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); and the Corporation will not directly or indirectly use the proceeds of the Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any United States sanctions administered by OFAC.

(vv)

Controls and Procedures. The Corporation has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the U.S. Exchange Act) and is in compliance with such certification requirements set out therein with respect to the Corporation’s annual and interim filings. The Corporation has established and maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the U. S. Exchange Act) that has been designed by the Corporation’s principal  executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U. S. GAAP. No material weakness has been identified in the Corporation’s  internal control over financial reporting (whether or not remediated) and, except as set forth in the Prospectus, since December 31, 2016, there has been no change in the Corporation’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Corporation’s internal control over financial reporting.

(ww)	Audit Committee. The Corporation’s board of directors has validly appointed an audit committee whose composition satisfies the requirements of National Instrument 52-110 - Audit Committees.

(xx)

Parties to Lock-Up Agreements. The Corporation shall cause each of the Corporation’s directors and officers to execute and deliver to the Lead Agent a lock-up agreement (the “Lock-Up Agreement”) in favour of the Agents in a form satisfactory to the Lead Agent, acting reasonably, on or before the Closing Date, whereby such director and officer of the Corporation shall agree not to, without the prior written consent of the Lead Agent, such consent not to be unreasonably withheld, for a period of 90 days following the completion of the Offering (the “Lock-Up Period”), authorize, sell or issue or announce its intention to authorize, sell or issue, or negotiate or enter into an agreement to sell or issue any securities of the Corporation, excluding securities issued under the Corporation’s stock option plan. If any additional persons shall become directors or officers of the Corporation prior to the end of the Lock-Up Period, the Corporation shall cause each such person, prior to or contemporaneously with their appointment or election as a director or officer of the Corporation, to execute and deliver to the Lead Agent a Lock-Up Agreement.

8.2

Any certificate signed by any officer on behalf of the Corporation and delivered to the Agents or Agents’ Counsel in connection with the offering of the Debentures shall be deemed to be a representation and warranty by the Corporation as to matters covered thereby to the Agents.

ARTICLE 9
CONDITIONS TO CLOSING

9.1

The obligations of the Agents on the Closing Date shall be subject to the performance by the Corporation of its obligations hereunder and the following additional conditions, which conditions the Corporation covenants to exercise its commercially reasonable best efforts to have fulfilled on or prior to the Closing Date and which conditions may be waived in writing in whole or in part by the Agents:

(a)

Necessary Filings: the Corporation will have made or obtained the necessary filings, approvals, consents and acceptances to or from, as the case may be, the Securities Commissions, the SEC and the TSXV (subject to satisfaction of certain customary post-closing conditions imposed by the TSXV (the “Standard Listing Conditions”)) required to be made or obtained by the Corporation in connection with the Offering, on terms which are acceptable to the Corporation and the Agents, acting reasonably, prior to the Closing Date, it being understood that the Agents will do all that is reasonably required to assist the Corporation to fulfil this condition;

(b)

Delivery of Prospectus: if requested by the Agents, the Corporation shall have delivered to the Agents and the Selling Group Members, at such addresses as the Agents and the Selling Group Members may reasonably request, conformed commercial copies of the Preliminary Prospectus and the Final Prospectus;

(c)

TSXV Acceptance: the Debentures, including the underlying Common Shares, will have been accepted for listing by the TSXV, subject only to the satisfaction by the Corporation of Standard Listing Conditions;

(d)

Board Authorization: the Corporation’s board of directors will have authorized and approved this Agreement and the Indenture, the sale and issuance of the Debentures and the issuance of Common Shares upon the conversion of the Debentures, and all matters relating to the foregoing;

(e)

Legal Opinions: the Agents shall have received at the Closing Time a customary legal opinion from the Corporation’s Canadian Counsel and the Corporation’s U.S. Counsel (or other local counsel to the Corporation, as applicable) covering the laws of the Qualifying Jurisdictions and U.S. federal securities laws, addressed to the Agents and the Selling Group Members, in which counsel may rely as to matters of fact, on certificates of the Corporation’s officers and other documentation standard for legal opinions in transactions of a similar nature, in form and substance acceptable to the Agents, acting reasonably, with respect to the following matters with such opinions being subject to usual and customary assumptions and qualifications, including the qualifications set out below:

(i)

the Corporation being a corporation incorporated and existing under the laws of Delaware and having all requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder;

(ii)	the Corporation is a reporting issuer or the equivalent in each of the Qualifying Jurisdictions and not in default under the Securities Laws in the Qualifying Jurisdictions;

(iii)	the authorized share capital of the Corporation;

(iv)

the Corporation having all necessary corporate power and capacity: (i) to execute and deliver this Agreement and the Indenture and perform its obligations under this Agreement and the Indenture, and (ii) to create and issue the Debentures and to issue the Common Shares upon conversion of the Debentures in accordance with the terms of the Indenture;

(v)

all necessary corporate action having been taken by the Corporation to authorize the execution and delivery of this Agreement, the Indenture and the performance of its obligations hereunder and thereunder and as to the Agreement and the Indenture having been duly authorized, executed and delivered on behalf of the Corporation, and constituting a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to standard assumptions and qualifications;

(vi)

all necessary corporate action having been taken by the Corporation to authorize the execution and delivery of each of the Preliminary Prospectus, the Final Prospectus and any Supplementary Material and the filing thereof with the Securities Commissions in the Qualifying Jurisdictions;

(vii)

the Common Shares issuable upon the conversion of the Debentures have been validly reserved for issuance by the Corporation and, upon the payment of the exercise price therefor and the issue thereof, the Common Shares will be validly issued as fully paid and non-assessable Common Shares;

(viii)	the rights, privileges, restrictions and conditions attached to the Debentures and the Common Shares are accurately summarized in all material respects in the Prospectus;

(ix)

the execution and delivery of this Agreement and the Indenture, the performance by the Corporation of its obligations hereof and thereof and the issuance, sale and delivery of the Debentures and the issuance of the Common Shares on conversion of the Debentures does not and will not (as the case may be) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, whether after notice or lapse of time or both (i) the provisions of the applicable laws of the jurisdiction of incorporation of the Corporation, and (ii) the constating documents and by-laws of the Corporation;

(x)

all necessary documents having been filed, all requisite proceedings having been taken and all approvals, permits, authorizations and consents of the appropriate regulatory authority in each of the Qualifying Jurisdictions (and, if applicable, the other Selling Jurisdictions) having been obtained by the Corporation to qualify the distribution of the Debentures and the issuance of the Common Shares upon conversion of the Debentures in accordance with the terms thereof in each of the Qualifying Jurisdictions (and, if applicable, the other Selling Jurisdictions) through or to investment dealers or brokers registered under the applicable securities laws who have complied with the relevant provisions of such applicable securities laws and the terms of such registrations;

(xi)

subject to the qualifications, assumptions, limitations and understandings set out therein, the statements set out in the Prospectus, the description set forth in the Prospectus under the headings “Eligibility for Investment”, “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations” is a fair summary of such matters in all material respects;

(xii)	the Debentures and the underlying Common Shares having been accepted for listing on the TSXV, subject to the Standard Listing Conditions;

(xiii)	the Debenture Trustee having been duly appointed as the debenture trustee under the Indenture;

(xiv)	the Registration Statement having become effective under the U.S. Securities Act, and no “stop order” having been issued by the SEC suspending its effectiveness; and

(f)

Bring Down Auditors’ Comfort Letter: the Agent shall have received at the Closing Time a letter dated the Closing Date from the Corporation’s Auditors addressed to the Agents, the Corporation and the directors of the Corporation, in form and substance satisfactory to the Agent and Agents’ Counsel, acting reasonably, confirming the continued accuracy of the comfort letter to be delivered to the Agents pursuant to Section 2.5(b) with such changes as may be necessary to bring the information in such letter forward to within two Business Days of the Closing Date, which changes shall be acceptable to the Agent and Agents’ Counsel, acting reasonably;

(g)

Corporate Certificate: the Agent shall have received at the Closing Time certificates dated the Closing Date, signed by an appropriate officer of the Corporation addressed to the Agents and the Selling Group Members, with respect to: (i) the articles and by-laws of the Corporation, (ii) the authorizing resolutions relating to the distribution of the Debentures in each of the Qualifying Jurisdictions, allotment, issue (or reservation for issue) and sale of the Debentures and the underlying Common Shares, and the authorization, execution and delivery of this Agreement, the Prospectus and the Indenture, and the other agreements and transactions contemplated by this Agreement, and (iii) the incumbency and specimen signatures of signing officers of the Corporation who have signed the Prospectus or other documents relating to the Offering;

(h)

Closing Certificate: the Agents shall have received at the Closing Time a certificate or certificates dated the Closing Date, and signed on behalf of the Corporation by two senior officers of the Corporation addressed to the Agents and the Selling Group Members certifying for and on behalf of the Corporation, after having made due enquiry and after having carefully examined the Prospectus, that:

(i)

the Corporation has duly complied with all covenants and satisfied in all material respects all the terms and conditions in this Agreement on its part to be performed or satisfied at or prior to the Closing Time;

(ii)

no order, ruling or determination having the effect of suspending the sale or ceasing, suspending or restricting the trading of the Debentures or any other securities of the Corporation in the United States or any of the Qualifying Jurisdictions (or, if applicable, the other Selling Jurisdictions) has been issued or made by any stock exchange, securities commission or regulatory authority and is continuing in effect and no proceedings, investigations or enquiries for that purpose have been instituted, are pending or, to the knowledge of such officers, are contemplated or threatened under Securities Laws or by any other regulatory authority;

(iii)

other than the Offering, there has been no material change or change in a material fact contained in the Prospectus, the U.S. Final Prospectus or any Supplementary Material which fact or change is or may be, of such a nature as to result in a misrepresentation in the Prospectus, the U.S. Final Prospectus or any Supplementary Material or which would result in the Prospectus not complying with applicable Canadian Securities Laws or the U.S. Final Prospectus or Registration Statement not complying with applicable requirements of the U.S. Securities Act; and

(iv)

the representations and warranties of the Corporation contained in this Agreement are true and correct in all material respects (except for representations and warranties subject to a materiality qualification, which are true and correct in all respects) as of the Closing Time, with the same force and effect as if made at and as of the Closing Time (other than those which are in respect of a specific date, which shall be accurate in all material respects as of such date), after giving effect to the transactions contemplated by this Agreement;

and the statements in such certificate or certificates shall be true and accurate in all material respects.

(i)

Transfer Agent Certificate: the Agents and the Selling Group Members shall have received at the Closing Time a certificate from the Transfer Agent dated the Closing Date and signed by an authorized officer of the Transfer Agent, confirming the issued share capital of the Corporation;

(j)

Lock-Up Agreements: the Lead Agent receiving the executed Lock-Up Agreement from each director and officer of the Corporation in favour of the Agents in a form reasonably satisfactory to the Lead Agent as required pursuant to Section 8.1(xx); and

(k)	No Termination: the Agents not having exercised its rights of termination set forth in Article 10.

ARTICLE 10
TERMINATION RIGHTS

10.1

The Corporation agrees that all representations, warranties, terms and conditions of this Agreement shall be construed as conditions and complied with so far as the same relate to acts to be performed or caused to be performed by it, that it will use its reasonable efforts to cause such representations, warranties, terms and conditions to be complied with, and that any breach or failure by the Corporation to comply with any of such conditions in any material respect shall entitle each of the Agents, at such Agent’s option, to terminate its obligations under this Agreement by notice to that effect given to the Corporation at the Closing Time unless otherwise expressly provided in this Agreement. The Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other such terms and conditions or any other or subsequent breach or non-compliance.

10.2

In addition to any other remedies which may be available to the Agents in respect of any default, act or failure to act, or non-compliance with the terms of this Agreement by the Corporation, each of the Agents shall be entitled, at such Agent’s option, to terminate and cancel, without any liability on the part of such Agent, except in respect of any liability which may have arisen or may arise after such termination under Article 11 (INDEMNITY AND CONTRIBUTION) and Article 12 (EXPENSES), its obligations under this Agreement by giving written notice to the Corporation at any time after the date hereof and prior to the Closing Time, if:

(a)

Litigation. Any enquiry, action, suit, investigation or other proceeding, whether formal or informal, is commenced, announced or threatened or any order is made by any securities regulatory authority, stock exchange or any other federal, provincial or other governmental authority in Canada, the United States or elsewhere, including, without limitation, the TSXV, in relation to the Corporation or the Corporation’s directors and officers in their capacity as such with the Corporation which, in the opinion of the Agent, acting reasonably, operates to prevent or restrict materially the distribution or trading of the Debentures or the Common Shares in any of the Qualifying Jurisdictions or the trading of the Common Shares in the United States;

(b)

Market-Out. Any change in the U.S., Canadian or international financial, political or economic conditions the effect of which is such as to make it, in the reasonable judgment of the Agent, impractical to market or to enforce contracts for the sale of the Debentures, including without limitation, (i) if trading or quotation in any of the Corporation’s securities shall have been suspended or limited by the SEC, or by any Securities Commission in the Qualifying Jurisdictions or by the TSXV, or (ii) trading in securities generally on the TSXV shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or the Financial Industry Regulatory Authority FINRA, or (iii) the declaration of any banking moratorium by any Canadian federal authorities, or (iv) any major disruption of settlements of securities or payment or clearance services in Canada where the securities of the Corporation are listed;

(c)

Disaster Out. There should develop, occur or come into effect or existence any attack on, outbreak or escalation of hostilities or act of terrorism involving Canada or the United States, any declaration of war by the United States Congress, any other national or international calamity or emergency, or any governmental action, change of applicable law or regulation (or in the judicial interpretation thereof), if, in the reasonable judgment of the Agent, the effect of any such attack, outbreak, escalation, act, declaration, calamity, emergency or governmental action, or change is material and adverse such as to make it impractical or inadvisable to proceed with the offering of the Debentures or to enforce contracts for the sale of the Debentures on the Closing Date, on the terms and in the manner contemplated by this Agreement and Final Prospectus or would reasonably be expected to have a significant adverse effect on the state of financial markets in Canada or the business, operations or affairs of the Corporation or the market price or value of the Debentures or the Common Shares;

(d)

Material Adverse Change. There should occur or be announced by the Corporation, any material change or a change in any material fact, or there should be discovered any previously undisclosed material fact (other than a material fact related solely to the Agents or any of their affiliates) required to be disclosed in the Final Prospectus, which results, or in the reasonable judgment of the Agent, is expected to result, in purchasers of a material number of Debentures exercising their right under applicable legislation to withdraw from their purchase of the Debentures or, in the reasonable judgment of the Agent, has or may be expected to have a significant adverse effect on the market price or value of the Debentures or the Common Shares and makes it impractical or inadvisable to market the Debentures on the terms and in the manner contemplated by this Agreement and Final Prospectus.

10.3

The rights of termination contained in Article 10 are in addition to any other rights or remedies each of the Agents may have in respect of any default, act or failure to act or non- compliance by the Corporation in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination, there shall be no further liability on the part of such Agent to the Corporation or on the part of the Corporation to such Agent except in respect of any liability which may have arisen or may arise after such termination under Article 11 (INDEMNITY AND CONTRIBUTION) and Article 12 (EXPENSES). A notice of termination by an Agent under this Article shall not be binding on the other Agent or the other members of the Selling Group.

ARTICLE 11
INDEMNITY AND CONTRIBUTION

11.1

The Corporation (the “Indemnitor”) shall indemnify and save harmless each of the Agents, each of the Selling Group Members and any of their respective affiliates and directors, officers, employees, shareholders, partners and agents (collectively, the “Indemnified Parties”) from and against all losses, claims, actions, suits, investigations and proceedings, expenses, fees, damages, obligations, payments and liabilities of whatsoever nature or kind (excluding loss of profits), including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable legal fees, disbursements and taxes actually incurred that may be suffered by, imposed upon or asserted against an Indemnified Party as a result of, in respect of, connected with or arising out of any actions, suit, proceeding, investigation or claim that may be made or threatened by any person or in enforcing this indemnity (collectively the “Claims”) insofar as such Claims (i) result from third party Claims which arise out of or are based directly or indirectly on the performance of services provided to the Corporation by the Indemnified Parties hereunder or (ii) otherwise relate, directly or indirectly, by reason of any event, act or omission in any way connected, directly or indirectly, with:

(a)

any untrue statement or misrepresentation or alleged untrue statement or alleged misrepresentation (except any statement relating solely to the Agents or the Selling Group Members and provided in writing by the Agents or the Selling Group Members) of a material fact contained in the Prospectus, the U.S. Final Prospectus, the Registration Statement, any Supplementary Material, or in any certificate of the Indemnitor delivered under this Agreement or pursuant to this Agreement or any omission or alleged omission to state therein a material fact (except facts relating solely to the Agents and provided in writing by the Agents) necessary in order to make the statements therein not misleading, or not misleading in the light of the circumstances under which they were made;

(b)	any material breach by the Indemnitor of any term of or any representation, warranty, covenant or condition in this Agreement or of any agreement or instrument relating thereto;

(c)	any material breach or violation or any alleged material breach or violation by the Indemnitor of Securities Laws or applicable TSXV requirements; or

(d)

any order made or any inquiry, investigation or other proceeding (formal and informal) announced, instituted or threatened by any securities commission or other regulatory authority or stock exchange based upon the circumstances described in (a) above, preventing, prohibiting or restricting the completion of the transactions contemplated by this Agreement or the trading of the Debentures or the Common Shares or the distribution to the public of the Debentures in any of the Qualifying Jurisdictions, provided that, in the event and to the extent that a court of competent jurisdiction or a regulatory authority shall determine that such Claims resulted from the gross negligence, fraud or willful misconduct of the Indemnified Party, subject to the right of the Agents and the Selling Group Members to appeal such decision, this indemnity shall not apply.

The rights of indemnity contained in subparagraph (a) of this Section 11.1 shall not apply to the Agent to the extent the Indemnitor has complied with the provisions of Article 6 and the Agent has not provided to the person asserting any Claim contemplated by this Section 11.1 a copy of the Prospectus or any Supplementary Material, which corrects any misrepresentation, untrue statement or omission, or alleged misrepresentation, untrue statement or omission which is the basis of such Claim and which is required, under applicable Securities Laws, to be delivered to such person.

11.2

If any Claim is brought, instituted or threatened in respect of any Indemnified Party which may result in a claim for indemnification under this Agreement, or an Indemnified Party has received notice of the commencement of any investigation in respect of which indemnify may be sought against the Indemnitor, the Indemnified Party will give the Indemnitor prompt written notice of any such Claim of which the Indemnified Party has knowledge and the Indemnitor shall be entitled (but not required) to assume conduct of the defence thereof and retain counsel on behalf of the Indemnified Party who is reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party in such Claim and the Indemnitor shall pay the fees and disbursements of such counsel and all other expenses of the Indemnified Party relating to such Claim as and when incurred. Failure by the Idemnified Party to so notify the Indemnitor shall not relieve the Indemnitor from liability except and only to the extent that the failure prejudices the Indemnitor. If the Indemnitor assumes conduct of the defence for an Indemnified Party, the Indemnified Party shall fully cooperate in the defence including, without limitation, the provision of documents, appropriate officers and employees to give witness statements, attend examinations for discovery, make affidavits, meet with counsel, testify and divulge all information reasonably required to defend or prosecute the Claims.

11.3

In any such Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defence thereof provided that the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the named parties to any such Claim include both the Indemnitor and the Indemnified Party and the representation of both parties by the same counsel, in the written opinion of the Indemnified Party’s counsel, would be inappropriate due to actual or potential differing interests between them and in such circumstances the Indemnitor will pay the reasonable fees and disbursements of such additional legal counsel as and when incurred, provided, however, that the Indemnitor shall only be obligated to pay for one set of counsel for all Indemnified Parties (in addition to counsel retained by the Indemnitor).

11.4

No admission of liability and no settlement of any Claim by the Indemnitor shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld or delayed. No admission of liability shall be made by an Indemnified Party without the consent of the Indemnitor and the Indemnitor shall not be liable for any settlement of any Claim made without the Indemnitor’s consent, such consent not to be unreasonably withheld or delayed.

11.5

In order to provide for just and equitable contribution in circumstances in which this indemnity would otherwise be available in accordance with its terms but is, for any reason, held to be unavailable to or unenforceable by the Indemnified Parties or enforceable otherwise than in accordance with its terms, the Indemnitor and the Indemnified Parties will contribute to the Claims in such proportions as is appropriate to reflect the relative benefits to and fault of the Indemnitor, on the one hand, and each Indemnified Party on the other hand, in connection with the matter giving rise to such Claims, as well as any other relevant equitable considerations; provided that the Agents and the Selling Group Members shall not in any event be liable to contribute, in the aggregate, any amount in excess of the amount of the Agents’ Fee. No person who has been determined by a court of competent jurisdiction in a final and non-appealable judgment to have engaged in any fraud, fraudulent misrepresentation or gross negligence shall be entitled to claim contribution from any person who has not been so determined to have engaged in such fraud, fraudulent misrepresentation or gross negligence.

11.6

The relative benefits received by the Indemnitor on the one hand and the Indemnified Parties on the other hand shall be deemed to be in the proportion that the total proceeds received from the offer and sale of the Debentures received by the Indemnitor (net of the Agents’ Fee but before deducting expenses) is to the Agents’ Fee received by the Agents.

11.7

The relative fault of the Indemnitor on the one hand and the Indemnified Parties on the other hand shall be determined by reference to, among other things, whether the matters or things referred to in Section 11.1 which resulted in such Claims relate to information supplied by or steps or actions taken or done or not taken or done by or on behalf of the Indemnitor or to information supplied by or steps taken or actions taken or done or not taken or done by or on behalf of the Agents and the Selling Group Members and the relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or misrepresentation, or other matter or thing referred to in Section 11.1.

11.8

The parties agree that it would not be just and equitable if contribution pursuant to this section were determined by any method of allocation which does not take into account the equitable considerations referred to in this section.

11.9

In the event and to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable determines that an Indemnified Party was grossly negligent, fraudulent or guilty of wilful misconduct in connection with a Claim in respect of which the Indemnitor has advanced funds to the Indemnified Party pursuant to this indemnity, such Indemnified Party shall reimburse such funds to the Indemnitor and thereafter this indemnity shall not apply to such Indemnified Party in respect of such Claim. The Indemnitor agrees to waive any right the Indemnitor might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity.

11.10

The rights to contribution provided in Section 11.5 shall be in addition to and not in derogation of any other right to contribution which the Indemnified Parties may have by statute or otherwise at law or in equity. Subject to Section 11.5, the Indemnitor waives all rights of contribution that it may have against any Indemnified Party relating to any Claim in respect of which the Indemnitor has agreed to indemnify the Indemnified Parties hereunder.

11.11

The Lead Agent shall act as trustee for the Agents, the Selling Group Members and for the Agents’ and Selling Group Members’ respective affiliates, directors, officers, employees and agents of the covenants of the Indemnitor under this Article 11 with respect to such persons and accept the trust and shall hold and enforce the covenants on behalf of such persons.

11.12

Subject to Section 11.3, if any Claim is brought in connection with the transactions contemplated by this Agreement and the Agents or the Selling Group Members are required to testify in connection therewith or are required to respond to procedures designed to discover information relating thereto, the Agents and the Selling Group Members will have the right, subject to Section 11.3 hereof, to employ its own counsel in connection therewith, and the fees and disbursements of such counsel in connection therewith as well as the reasonable fees at a reasonable per diem rate for its directors, officers, employees and agents involved in preparation for and attendance at such proceedings or in so responding and any other reasonable costs and out-of-pocket expenses incurred by it in connection therewith will be paid by the Indemnitor as and when they are incurred.

ARTICLE 12
EXPENSES

Whether or not the Offering contemplated by this Agreement is completed, the Corporation shall pay all expenses of or incremental to the Offering, including, but not limited to: (a) the costs of the Corporation’s counsel, auditors and other advisors, (b) the costs of printing, filing fees, stock exchange fees and similar incidental expenses, (c) the reasonable fees of the Agents’ legal counsel up to a maximum of $125,000 plus reasonable disbursements and applicable taxes, and (d) the reasonable pre-approved “out of pocket” expenses of the Agents. The Agents’ expenses, including the fees and disbursements of its counsel, shall be payable on the Closing Date, subject to the prior receipt of appropriate supporting documentation by the Corporation.

All or part of the amount payable under this Agreement may be subject to the federal Goods and Services Tax, Harmonized Sales Tax and/or applicable provincial sales tax (collectively, “Tax”). Where Tax is applicable, an additional amount equal to the amount of Tax owing or paid will be charged to the Corporation.

ARTICLE 13
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations, warranties, covenants, obligations and agreements contained in this Agreement and in any document delivered pursuant to this Agreement and in connection with delivery of and payment for the Debentures contemplated herein shall survive the delivery of and payment for the Debentures and the termination of this Agreement and shall continue in full force and effect for the period hereianfter described for the benefit of the Agents (for and on behalf of the Agents and the Selling Group Members) or the Corporation, as the case may be, regardless of the Closing of the Offering, any subsequent disposition of the Debentures and any investigation by or on behalf of the Agents or the Selling Group Members with respect thereto. Such representations, warranties, covenants, obligations and agreements of the Corporation shall survive for a period ending on the latest date under applicable Securities Laws that a purchaser of Debentures may be entitled to commence an action with respect to the purchase of Debentures pursuant to the Offering, provided that the representations, warranties, covenants, obligations and agreements of the Corporation shall survive during the pendency of any actions commenced prior to the expiration of such period. Notwithstanding the foregoing, in the case of any fraud or fraudulent misrepresentation of the Corporation, the representations, warranties and covenants of such party contained in this Agreement or in agreements, certificates or other documents referred to in this Agreement or delivered pursuant to this Agreement shall survive the sale of the Debentures and the termination of this Agreement and shall remain in full force and effect indefinitely.

ARTICLE 14
AGENT’S SECURITIES ACTIVITIES AND FINANCIAL ADVISORY SERVICES

Each of the Agents and their respective affiliates are engaged in a broad range of securities activities and financial advisory services. Each of the Agents and their respective affiliates carry on a range of businesses on their own account and for their clients, including providing stock brokerage, investment advisory, investment management, proprietary financings and custodial services. It is possible that the various divisions, business groups and affiliates of the Agents which provide these services may hold long, short or derivative positions in securities or obligations of companies which are or may be involved in any transaction contemplated hereby and effect transactions in those securities or obligations for their own account or for the account of their clients. Accordingly, there may be situations where these divisions, business groups and affiliates and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the interests of the Corporation, and the Corporation agrees that such divisions, business groups and affiliates, and their clients, may hold such positions, effect such transactions and take such other actions without regard to the Corporation’s interests. In addition, research analysts of each of the Agents and their respective affiliates may hold and make statements or investment recommendations and/or publish research reports with respect to the Corporation, the transactions contemplated by this Agreement or any other party involved in such transactions that differ from or are inconsistent with the views or advice communicated by the Agents. The Corporation acknowledges and agrees that the Selling Group Members may be similarly situated. The Corporation agrees that the Agents, the Selling Group Members and their affiliates may undertake any business activity (including, without limitation, performing the same or similar engagements for other clients in the Corporation’s industry) without further consultation with or notification to the Corporation. Furthermore, the Corporation agrees that the Agents, the Selling Group Members and their affiliates shall not have a duty to disclose to the Corporation or use on behalf of the Corporation any information whatsoever about, relating to or derived from those activities.

ARTICLE 15
GENERAL

15.1	Time shall be of the essence of this Agreement.

15.2	This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

15.3	All funds referred to in this Agreement shall be in Canadian dollars unless otherwise stated herein.

15.4

Unless herein otherwise expressly provided, any notice, request, direction, consent, waiver, extension, agreement or other communication that is required to or may be given or made hereunder shall be in and shall be sufficiently given if delivered personally, or via email to such party, as follows:

(a)	in the case of the Corporation:

IntelGenx Technologies Corp.
6425 Abrams
Ville St. Laurent, Québec, H4S 1X9

	Attention:	André Godin
	Email:	andre@intelgenx.com

with a copy (for information purposes only and not to constitute notice) to:

McCarthy Tétrault LLP
1000, De La Gauchetière Street West
Montréal, Québec H3B 0A2

	Attention:	Philippe Leclerc and Fraser Bourne
	Email:	pleclerc@mccarthy.ca and fbourne@mccarthy.ca

and

Dorsey & Whitney LLP
TD Canada Trust Tower
Brookfiled Place, 161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1

	Attention:	Richard Raymer
	Email:	raymer.richard@dorsey.com

(b)	in the case of the Agents and the Selling Group Members:

Desjardins Securities Inc.
1170 Peel Street, Suite 300
Montreal, Québec
H3B 0A9

	Attention:	Frédéric Beausoleil
	Email:	frederic.beausoleil@desjardins.com

with a copy (for information purposes only and not to constitute notice) to:

Osler, Hoskin & Harcourt LLP
1000 De La Gauchetière Street West, Suite 2100
Montreal, Québec
H3B 4W5

	Attention:	François Paradis
	Email:	fparadis@osler.com

Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day and if transmitted by fax or email, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission.

Any party hereto may change its address for service from time to time by notice given to each of the other parties hereto in accordance with the foregoing provisions.

15.5

If any provision of this Agreement shall be adjudged by a competent authority to be invalid or for any reason unenforceable in whole or in part, such invalidity or unenforceability shall not affect the validity, enforceability or operation of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

15.6

Except as required by law or as deemed necessary to the Corporation in connection with legal or regulatory proceedings, the written or verbal advice or opinions of the Agents and the Selling Group Members, including any background or supporting materials or analysis, will not be publicly disclosed or referred to or provided to any third party by the Corporation without the prior written consent of the Agents (for and on behalf of the Agents and the Selling Group Members), in each specific instance such consent not to be unreasonably withheld. The Agents (for and on behalf of the Agents and the Selling Group Members) expressly disclaim any liability or responsibility by reason of any unauthorized use, publication, distribution of or reference to any written or verbal advice or opinions or materials provided by the Agents or the Selling Group Members or any unauthorized reference to the Agents, the Selling Group Members or this Agreement.

15.7

The Corporation agrees that the Agents and the Selling Group Members may, subsequent to the announcement of the Offering, make public its involvement with the Corporation in the Offering, including the right of the Agents or the Selling Group Members, as applicable, at its own expense to, following completion of the Offering, place advertisements describing its services to the Corporation in financial, news or business publications.

15.8

The Corporation acknowledges that it has retained the Agents under this Agreement solely to provide the services set forth in this Agreement. In rendering such services, the Agents will act independent contractors, and the Agents owes their duties arising out of this Agreement solely to the Corporation and to no other person. The Corporation acknowledges that nothing in this Agreement is intended to create duties to the Corporation beyond those expressly provided for in this Agreement, and the Agents, the Selling Group Members and the Corporation specifically disclaim the creation of any partnership, joint venture, fiduciary, agency or non-contractual relationship between, or the imposition of any partnership, joint venture, fiduciary, agency or non- contractual duties on, either party. Except as set out in Article 11, nothing in this Agreement is intended to confer upon any other person any rights or remedies under this Agreement or by reason of this Agreement. For greater certainty, the Agents and the Selling Group Members will not provide any legal, tax, accounting or regulatory advice, either pursuant to this Agreement or otherwise. The Corporation will be solely responsible for engaging and instructing such legal, tax, accounting and regulatory professionals as it deems necessary for purposes of the subject matter of this Agreement.

15.9

This Agreement may be executed by any one or more of the parties to this Agreement by facsimile or electronic transmission and in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

15.10

This Agreement shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and shall not be changed, modified or rescinded, except in writing signed by the parties. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement.

15.11

The parties hereto have required that this agreement and all documents and notices related thereto and/or resulting therefrom be drawn up in English only. Les parties aux présentes ont exigé que la présente convention ainsi que tous les documents et avis qui s’y rattachent et/ou découleront soient rédigés en langue anglaise seulement.

[Signature page follows]

Would you kindly confirm the agreement of the Corporation to the foregoing by executing this Agreement and thereafter returning such executed copy to the Agents.

Yours truly,

DESJARDINS SECURITIES INC.		LAURENTIAN BANK SECURITIES INC.

By:		By:
	Name		Name:
	Title:		Title:

ECHELON WEALTH PARTNERS INC.

By:
Name:
Title:

Accepted and agreed to as of the date first written above.

INTELGENX TECHNOLOGIES INC.

By:
Name:
Title: